Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

CoStar Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Fees to be Paid	Equity	Common Stock, $0.01 par value	Rule 457(r)	$749,999,965.68	0.0000927	$69,525.00

	Total Offering Amount			$749,999,965.68		$69,525.00

	Total Fees Previously Paid					—

	Total Fee Offsets					—

	Net Fee Due					$69,525.00

(1)

The registration fee is calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registrant’s Registration Statement on Form S-3ASR (File No. 333-238500) in accordance with Rules 456(b) and 457(r) under the Securities Act.